Exhibit 99.1


            NOT APPROVED FOR PUBLICATION WITHOUT THE APPROVAL OF THE
                              COMMITTEE ON OPINIONS

                                            SUPERIOR COURT OF NEW JERSEY
                                            LAW DIVISION MIDDLESEX COUNTY
                                            NICHOLAS J. STROUMSTOS, JR., J.S.C.

                                            DOCKET NO. MID-L-8908-01




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CONGOLEUM CORPORATION,
                                                   Decision and Judgment
                             Plaintiff

               vs.

ACE AMERICAN INSURANCE CO., et. al.,

                             Defendants

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                     FINDINGS OF LAW AND FACT: TRIAL PHASE I

      This Declaratory Judgment action has been bifurcated into three phases. Phase 1, which is the subject of the foregoing, concerns:

            [a]ll issues and claims relating to whether the defendant insurers are obligated to provide coverage under the policies at issue in this litigation for the [Claimant's Agreement] entered into by Congoleum including but not limited to all issues and claims relating to both Congoleum's decision and conduct in entering into the Claimant Agreement and filing a prepackaged bankruptcy, and the insurance company defendants' decisions and conduct in opposing the Claimant Agreement and Congoleum's pre-packaged bankruptcy, the reasonableness and good faith of the Claimant Agreement, whether the Claimant Agreement breached any insurance policies-and, if so, whether the insurance companies suffered any prejudice, and whether


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            the insurance companies' opposition to the Claimant Agreement and bankruptcy and various other conduct by the insurers has breached their duties of good faith and fair dealing such that they are precluded from asserting that Congoleum's decision to enter into the Claimant Agreement constitutes any breach(es) on the part of Congoleum. (Case Management Order Number V, Paragraph 5.)

                            FINDINGS OF MATERIAL FACT

      The Court finds the following facts. Plaintiff Congoleum Corporation is a longtime manufacturer of flooring products. Years ago, before 1974 for tile products and before 1983 for vinyl products, certain of their products contained asbestos. The asbestos was encapsulated within the products during the manufacturing process.

      Congoleum was first named defendant in an asbestos-related bodily injury claim in 1981. Over the next 21 years, from 1981 to 2002, over 70,000 claimants filed suit against Congoleum. Of all of those, Congoleum's primary insurers resolved over 33,000 claims for approximately $13.5 million. The majority of the claims were dismissed without payment.

      Liberty Mutual Insurance Co. ("Liberty") and Employers Insurance Co. of Wausau ("Wasau") issued primary general liability insurance to Congoleum, and defended and indemnified Congoleum against the underlying claims until 2001 and 2002, respectively. Liberty provided Congoleum with primary liability insurance from January 1, 1954 to December 1, 1972 and March 1, 1976 to August 19, 1987. It is disputed whether Liberty issued policies prior to 1954. Wasau provided Congoleum with primary liability insurance from January 1, 1973 through March 1, 1976. Congoleum also has approximately $1.3 billion in excess coverage limits for the asbestos-related bodily injury claims from numerous other carriers. Notably, approximately 30% of the available coverage limits were issued by insurance companies that are now insolvent.


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      By February 2001, Liberty alleged it had exhausted its limits of liability and advised Congoleum that it no longer would indemnify them in relation to the underlying asbestos claims. In claiming exhaustion, Liberty relied on a non-cumulation provision in its policies that it believed limited its obligations to a single limit of liability even though the underlying claims triggered multiple policies and Liberty acknowledged primary coverage for least 30 years dating back to 1955.

      After Liberty withdrew, Wasau continued to pay claims until August 28, 2002, at which time they advised Congoleum that they had its primary limits of liability.

      In July 2001, Congoleum, concerned with being tagged a primary defendant in asbestos suits around the county, convened a meeting of its excess carriers to discuss the transition from its primary to access coverage, many of which were supervised by the Honorable Mark Epstein. At the conclusion of that meeting, Congoleum made a proposal to its first layer excess carriers. Those first layer excess carriers declined to agree to Congoleum's proposal because, in their collective view, Congoleum had not yet exhausted its primary coverage. The excess carriers relied on the decision made in Spalding Composites Co. Inc.
v. Aetna Cas. & Sur. Co., 176 N.J. 25 (2003). The majority of the first layer insurers responded to Congoleum by not admitting coverage or offering to participate in the defense subject to a reservation of rights.

      On September 15, 2001, Certain Underwriters at Lloyd's of London and Certain London Market Insurance Companies brought this action against Congoleum and its other insurers seeking a declaration of all their rights and obligations to Congoleum for the underlying asbestos claims. Lloyd's sought a declaration


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that the policies they issued did not provide coverage for the asbestos claims.
In their pleadings, all of Congoleum's excess insurers disputed the contractual obligations to provide coverage for Congoleum's asbestos liabilities. In addition, the excess insurers raised affirmative defenses. Defendants, Old Republic Insurance Company, First Aid Insurance Company and Twin City Fire Insurance Co., in particular, wrote letters denying coverage.

      Congoleum responded by including a demand for relief against the insurers. On April 16, 2002, the parties were realigned, with Congoleum named plaintiff.

      Around the period concerning the inception of this litigation, Congoleum conducted a mock trial in New York City through DecisionQuest. Congoleum claims that the jurors generally rejected their low-dose encapsulation defense and product identification defense. From the mock trial, Congoleum claims it concluded that it would have an extremely difficult time litigating the case in trial, with a particularly difficult task of avoiding a reckless disregard finding. In general, Congoleum claims that the mock trial demonstrated that their proposed defenses would not work in this type of litigation. Accordingly, Congoleum thought it was in their best interest to negotiate a settlement.

      Also around this time period, Congoleum claims they supplied the first layer insurers with an edited version of a report prepared by Ernst & Young, an outside consulting firm retained by Congoleum to analyze its estimated future asbestos liabilities for 2000 and 2001. That report projected Congoleum's future asbestos liability at $44 million to $250 million. However, Congoleum claims that they specifically advised the insurers that, in their view, those estimations probably understated the future liabilities by a significant degree; and that after making adjustments to correct certain errors and to utilize more current information, Congoleum advised the insurers that the report should be doubled or tripled. Consequently, Congoleum estimated their future liability at a figure close to $500 million.


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      Congoleum argued that that figure was quantified in an actuarial report of
Congoleum's pending asbestos liabilities prepared by Navigant Consulting. Navigant estimated that the minimum amount necessary to settle the claims as of December 31, 2002 would be at least $309 million. In reaching this conclusion, Navigant assumed that 60% of the pending claims would be dismissed without payment. Also, Thomas Vazquez, Congoleum's economic expert made a calculation for total future liability which ranged from $1.9 billion ($1 billion net present value), and $2.7 billion ($1.4 billion net present value).

      Unbeknownst to any of the insurers, by late September 2002, Congoleum began to explore the possibility of a prepackaged bankruptcy. According to Congoleum, it began to explore this option because a damages-only verdict was entered in two claims, Cook and Arsenault, resulting in substantial damages of $18.2 million and $15.8 million, respectively. The liability trail was looming and in the view of Congoleum, the excess insurers had abandoned it. Accordingly, they began a chin of events which culminated in a negotiation of the Claimant Agreement which incorporated the prepackaged bankruptcy plan. Congoleum saw the bankruptcy plan as the most effective way to combat the liability incurred by virtue of the asbestos litigation, particularly after they became a primary target for asbestos plaintiffs.


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      The planning of the prepackaged bankruptcy began on September 23, 2002, when Howard Feist, Congoleum's CFO, met with Perry Weitz, a plaintiffs' lawyer who represented the plaintiffs in the Cook and Arsenault matters. Congoleum claims that their representatives met with Weitz to try to convince him that Congoleum did not have the financial resources to pay a settlement of 20 million dollars he was demanding in the underlying cases. Congoleum claims that despite those representations, Weitz still refused to lower his demand.

      Weitz then suggested that Congoleum should consider an exit strategy for its asbestos liability. Consequntly, the plan to enter into a prepackaged bankruptcy was born. It is undisputed that Weitz recommended that Congoleum seek out Scott Gilbert as an attorney, describing him as a prepackaged bankruptcy expert. Mr. Gilbert was co-counsel with Weitz in other asbestos litigation.

      On September 24, 2002, Richard Marcus, Congoleum's Vice Chairman, spoke with Gilbert by phone. During that conversation, Marcus told Gilbert that Congoleum had approximately $1 billion of insurance. Marcus also said that Feist had met with Weitz who suggested that Congoleum retain Gilbert. On September 26, 2002, Marcus met with Weitz and during those meetings Marcus told Weitz that Congoleum was going to meet with Mr. Gilbert on October 1, 2002.

      On October 1, 2002, Congoleum met with Gilbert in Washington, DC. There, Feist, Richard Marcus (Congoleum's vice chairman) and Roger Marcus (Congoleum's
CEO), retained Gilbert and his firm, Gilbert Heintz and Randolph ("GHR") to represent Congoleum in pursuing a prepackaged bankruptcy. On that day, Gilbert called Weitz to resolve the Cook and Arsenault for $16 million.


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      The excess insurance carriers refused to pay claims even after Cook and
Arsenault were settled. Congoleum tried unsuccessfully to secure a coverage-in-place agreement. Despite requests for the first layer insurance to provide a group response to the coverage-in-place agreement, Congoleum never received a commitment. Instead, while Congoleum had settlement discussions with some of its insurers, the insurers continued to reserve their rights and directed Congoleum to act reasonably and in its own best interests. On November 1, 2002, Congoleum prepared a draft release announcing its intention to file a prepackaged bankruptcy.

      On November 8, 2002, Gilbert, Craig Litherand, Bette Orr and Heather Keele of GHR met with Dominic Pacitti, Jeffrey Hampton, and Norman Pernick of Saul Ewing, Congoleum's initial bankruptcy counsel, and Jan Baker and Mark Chehi of Skadden Arps Slate Meagher & Flom, bankruptcy counsel for Congoleum's parent, American Biltrite, Inc. ("ABI"), to discuss the bankruptcy plan. On November 19, 2002, Gilbert and Orr met with Joe Rice and Weitz in New York to discuss the bankruptcy. Rice became involved because he could recruit enough claimants to ensure that 75% of the asbestos claimants would support Congoleum's prepackaged plan (as per section 524(g) of the bankruptcy code). Moreover, Rice had been involved with Gilbert and Weitz in other prepackaged bankruptcies.

      By November 2002, Michael Rooney, a partner of the Kenesis Group, retained on the recommendation of GHR, had been engaged and began work on the global settlement. At that time, Kenesis was majority owned by GHR. The next year, they merged with Clearinghouse, a claim reviewing firm then owned by Joe Rice's paralegal on leave, Benee Wallace. Congoleum assigned Mr. Rooney to negotiate the medical criteria to be incorporated in the global settlement. Congoleum and GHR further contemplated that Kenesis/Clearinghouse would later assume responsibility for reviewing claims. They were compensated on a per claim basis.


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      On December 10, 2002 and December 12, 2002 Congoleum met with its lender,
Congress Financial Bank, to discuss financing options for the bankruptcy. The notes taken during that meeting reflect that Congoleum discussed a facilitation fee for Rice and Weitz, that Congoleum was expected contribution of a "few million" dollars, and that Congoleum recognized its insurers would not be willing participants to the settlement. Michael Strack of Congress Financial testified that during the meeting they had with Congoleum's representatives, Congoleum's representatives characterized the proposed fee to be paid to Weitz and Rice as a "payoff".

      On January 9, 2003 and January 10, 2003, Gilbert, Orr and in Rooney met with Weitz and Rice in Palm Beach, Florida.. No Congoleum representative nor insurance carrier was present. A large part of the meeting was devoted to a discussion of the "facilitation fee". Three days later, on January 13, 2003, Congoleum issued a press release revealing that it was actively engaged in negotiations toward a goal global resolution of its asbestos liabilities, and that upon successful completion of these negotiations Congoleum intended to file a prepackaged bankruptcy.

      Until seeing the January 13, 2003 press release, none of Congoleum's insurers knew that Congoleum was considering a private prepackaged bankruptcy plan. Prior to the press release, the first-layer excess carriers believed they were negotiating a coverage-in-place agreement. One first layer excess carrier even sent Congoleum's coverage counsel a letter on November 15, 2002 asking why no was returning his calls. Congoleum responded later that afternoon by saying that the delay was caused by office illnesses, but never mentioned that Congoleum was negotiating a global settlement and a prepackaged bankruptcy plan.


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      After issuing its press release, Congoleum concluded its negotiations with
Weitz and Rice for the global settlement agreement of the underlying asbestos claims. The global settlement agreement was executed on April 10, 2003.

      On October 16, 2003, Congoleum tendered to the insurers $203,323,000 in claims allowed and liquidated under the Claimant Agreement. By February 26, 2004, that number grew to $465,606,000.

      On December 31, 2003, Congoleum filed its Chapter 11 bankruptcy petition and the prepackaged plan of reorganization in the United States Bankruptcy Court for the District of New Jersey. On October 13, 2005, the United States Court of Appeals for the Third Circuit reversed the Bankruptcy Court's order approving the retention of GHR as one of the law firms representing Congoleum. The Third Circuit found, among other things, that GHR had an actual conflict in representing Congoleum because GHR, by virtue of its co-counsel arrangements, represented thousands of the same claimants who would be compensated as a result of the negotiations with Congoleum. Accordingly, GHR's conflicts prevented it from being completely loyal to Congoleum's interests. The Bankruptcy Court subsequently entered an order requiring GHR disgorge more than $9 million in fees.


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                           CONCLUSIONS OF LAW AND FACT

      In the first phase of this trial, defendants collectively have offered three separate and independent grounds in seeking a judgment that they have no coverage obligations for the Claimant Agreement at issue. First, they argue that the Claimant Agreement was not entered in good faith and is unreasonable. Second, they argue that the insurers had a reasonable, good faith basis to withhold consent to the Claimant Agreement. Finally, they argue that the asbestos claimants participating in this Claimant Agreement released Congoleum from any obligations relating to the settlement monies.

     Reasonableness and Good Faith of the Claimant Agreement and Good Faith
                            Basis to Withhold Consent

      Under New Jersey law, a settlement entered into without the consent of insurers may be enforced against those insurers only if the settlement is reasonable and entered in good faith. See Griggs v. Bertram, 88 N.J. 347 (1983); see also Fireman's Fund Ins. Co. v. Imbesi, 361 N.J. Super. 539 (App. Div.
2003). If either prong is not satisfied, the Court should not enforce a settlement. Imbesi, 361 N.J. Super. at 564. In this situation, the burden of proof lies on the insured, i.e., the burden to produce evidence to support the reasonableness and good faith of the settlement. Id. at 565. Assuming that the insured can meet this initial burden, the burden of persuasion then shifts to the defendants. Id.


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      In support of the reasonableness of the Claimant Agreement, Congoleum argues that there is no evidence in this case that the insurers could have negotiated a more favorable settlement in April 2003 than Weitz and Rice achieved with Congoleum's negotiators. Moreover, they reject the insurers' argument that Congoleum paid little or nothing as a part of this global settlement is mistaken as they have contributed cash, rights to insurance coverage for asbestos claims, and stock value at the time of confirmation. Finally, they claim Congoleum has put company control at risk as part of this bankruptcy.

      The Court finds, however, consistent with the defendants' position, that the defendant insurers, upon learning of Congoleum's pursuit of a prepackaged bankruptcy, asked to be allowed to meet and participate. GHR, Rice and Weitz invited the insurers to meetings on March 13, 2003 in South Carolina and March 20, 2003 in New York; however, no real negotiations took place at that meeting. One meeting was delayed while Scott Gilbert and Joe Rice were enjoying the afternoon looking at custom made motorcycles. In addition at each of the meeting the insurance carriers were told discussions would advance only after they agreed to tender their policies. The insurers did not receive a draft of the Claimant Agreement until March 7, 2003. Congoleum later provided the insurers with revised drafts of the settlement documents, but only after an agreement in principle had been reached with Weitz and Rice without consulting the insurers.

      The defendant insurers then reasonably declined to provide coverage to Congoleum for the Claimant Agreement on multiple grounds, including: (1) the fact that Congoleum excluded the insurers from participating in negotiations leading to the Claimant Agreement; (2) Congoleum entered into the settlement


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without the carriers' consent and over their objections; (3) the Claimant
Agreement was the product of negotiations by conflicted counsel; (4) the use of Kenesis as the claims reviewer; (5) the payment of $1 million each to Weitz and Rice; (6) the Claimant Agreement would result in the payment of claims that would not be paid in the tort system; and (8) the Claimant Agreement contained weak exposure and medical causation requirements, yet provided claims values that vastly exceeded Congoleum's historical average payments. In the Court's view, these factors constitute reasonable grounds on the part of the defendant insurers to decline to provide coverage under the circumstances. Moreover, the defendants' decision to decline to provide coverage was a decision made in good faith, given the factors listed above.

      Moreover, the Court further finds that GHR colluded with Rice and Weitz to create a framework that would provide Congoleum with both the insurance money and also protect against the asbestos liability, while leaving the insurance companies to bear the costs. The negotiated settlement clearly harmed the interests of the absent, non-participating insurance companies, who were never meaningful contributors to the terms of the settlement.

      The Court also finds the prepackaged bankruptcy plan enabled the conflicted plaintiffs' lawyers to liquidate their claims before Congoleum filed a bankruptcy petition, thereby giving them an unfair priority in relation to Congoleum's other creditors. As such, this was not an arrangement that would have been agreeable to the insurance companies. In fact, Congoleum acknowledged that the defendants would not consent to the Claimant Agreement. The insurers made clear that one of the reasons the settlement was improper because the


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Claimant Agreement would attract and pay claims that would not have ordinarily been paid in the tort system, thereby dramatically increasing the asbestos liability. Consequently, the insurers in good faith, reasonably objected because the agreement was intended to harm their interest by increasing its asbestos liabilities.

      Even more disconcerting is that Congoleum entered the Claimant Agreement on advice of outside counsel, GHR, who had an actual conflict of interest because of its relationship with Weitz and his law firm, including their joint representation of claimants with claims against Congoleum.

      Also, the Claimant Agreement significantly abandons viable defenses in the tort system, including requirements of product identification, statute of limitations, and the existence of deferred dockets for claims of unimpaired claimants in certain states. It is worth noting that Congoleum was dismissed without payment in a substantial number of claims tried against it, though the Court is conscious that Congoleum had only recently been "tagged" a primary asbestos defendant.

      The Court is also concerned by the fact that the Claimant Agreement is structured in a way that Congoleum would avoid its Carter-Wallace share while still retaining its ownership of the company. The agreement expressly provided that claim should be paid entirely out of the insurance proceeds. Also, once Congoleum assigned its rights to insurance, Congoleum avoided paying the share it would have been obligated to pay under New Jersey law for uninsured and solvent periods. Accordingly, Claimant Agreement is also unfair in that aspect.

      Equally concerning under the reasonableness prong of the Griggs/Imbesi tests is that the Claimant Agreement allows time-barred claims. Notably, the agreement contains no statute of limitations provisions. Moreover, the Claimant Agreement also contains no meaningful exposure requirement. The exposure


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requirement merely required a claimant to sign a statement that he or she was exposed to an asbestos-containing product for which Congoleum has legal liability in order to recover under the agreement. This provision was so lax that any individual could file a claim and it would be virtually impossible to challenge the exposure to the product since no details of any kind were required.

      The Claimant Agreement also contains no meaningful provisions to ferret out fraudulent claims. Kinesis allowed a multitude of claims to be processed in assembly line fashion which produced inherently fraudulent claims which Congoleum attempted to address by modifying its bankruptcy plan to include a provision of further review. However, the plan which is the subject matter of this litigation does not contain a further review of this type.

      Moreover, the Court has already found that the upper layer insurance defendant's answers in affirmative defenses do not constitute denials of coverage, and accordingly did not constitute a breach toward their obligations to Congoleum. The non-breaching carriers can have no coverage obligations for the Claimant Agreement if they had a reasonable, good-faith basis to withhold consent to the settlement, regardless of whether the Claimant Agreement was reasonable or entered into in good faith pursuant to Radio Taxi Serv. Inc. v. Lincoln Mutual Ins. Co., 31 N.J. 299 (1960). Under that case, Congoleum would bear the burden of proving that the defendants breached their obligations under New Jersey law. Congoleum would essentially have to prove that the insurance companies failed to fairly and honestly consider the Claimant Agreement before withholding consent. Given the Court's findings of fact in this case, Congoleum cannot make that showing.


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        Defendants fairly and honestly considered the Claimant Agreement and outlined the specific Accordingly, they did have a good-faith basis to withhold consent. The evidence at trial showed that defendants withheld consent for plainly legitimate reasons, discussed in detail above.

Moreover, the court also finds Congoleum's argument as to this point unconvincing. Congoleum argued that the evidence shows that the defendants would have objected to any agreement entered in connection with the prepackaged bankruptcy plan. Specifically, they pointed to minutes of the meetings of the American Insurance Association ("AIA") where various insurance company representatives expressed concerned about prepackaged bankruptcies. According to Congoleum those minutes showed that defendants would have withheld consent for any settlement entered into in conjunction with a prepackaged bankruptcy, even a reasonable one negotiated arm's-length. The Court agrees with defendants insofar as they argue that the AIA minutes merely reflect a general concern among the participating insurers that prepackaged bankruptcies merely present an opportunity for abuse. The fact that the insurers had general concerns about the opportunity for abuse does not mean that their objections to the Claimant Agreement were improper or that they did not really consider the Claimant Agreement.


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                             Legal Obligation to Pay

      The Court will briefly address the argument of the insurers regarding Congoleum's failure to meet its burden of proving that the insurers are legally obligated to pay the claims settled under the Claimant Agreement. The terms of the carriers' policies included language which would be equivalent to "legally obligated to pay." It is not for this Court to alter the contract of the parties if in fact this language is clear and unambiguous. Pickett v. Lloyds, 131 N.J 457, 458 (1993).

      Mr. Gilbert, in response to the Courts questioning, stated that the claimants who signed the claimant agreement would have no recourse against Congoleum. In addition the Claimant Agreement language which was alluded to by Ms. Orr does not persuade this Court that Congoleum was obligated to pay these claims. The Court understood from the testimony of Gilbert, which was confirmed by Weitz, Feist, and Richard Marcus, that the releases were non-recourse whether or not anyone recovered insurance proceeds.

                                   CONCLUSION

      For the aforementioned reasons, the Court concludes that the Claimant Agreement is an unreasonable agreement, not made in good faith. Moreover, the defendants' opposition to the Claimant Agreement and bankruptcy were well-founded. Therefore the defendants have no coverage obligations for the Claimant Agreement under New Jersey law.


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Therefore for the foregoing reasons it is Order and Adjudged

      On this 18th day of May 18, 2007

There is no Insurance obligation or coverage for the Claimant Agreement which is the subject matter of this litigation.


May 18, 2007                        /s/ Nicholas J. Stroumtsos, Jr. J.S.C.

                                        Nicholas J. Stroumtsos Jr. J.S.C..